Ultra Petroleum Reaches 1 Tcfe Cumulative Production Milestone, Generates Strong Cash Flow and Earnings, and Delivers Exceptional Returns for First Quarter 2011

HOUSTON, May 6, 2011 /PRNewswire/ - Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the first quarter of 2011. Highlights for the quarter include:

  Increased operating cash flow(1) of $216.3 million for the quarter ended March 31, 2011, an increase of 15 percent from the same quarter a year ago
  Earnings of $87.6 million in the first quarter of 2011, or $0.57 per diluted share - adjusted, an increase of 3 percent from 2010
  Produced 55.8 Bcfe in the first quarter of 2011, an increase of 15 percent from first quarter 2010
  Superior returns in first quarter of 2011 (adjusted): 72 percent cash flow margin, 29 percent net income margin, and 31 percent return on equity

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"Ultra is off to a strong start for the first three months of the year with increasing cash flow, earnings, and production. We maintained industry-leading returns and margins, a key measure of profitable results. Our early results have set the stage for continued success through the end of 2011," said Michael D. Watford, Chairman, President and Chief Executive Officer.

First Quarter Results

For the first quarter of 2011, Ultra Petroleum reported a 15 percent increase in operating cash flow(1) of $216.3 million, as compared to $188.9 for the prior-year period, principally due to higher production volumes. Ultra's adjusted net income was $87.6 million or $0.57 per diluted share during the first quarter in comparison to $85.0 million, or $0.55 per diluted share for the same period in 2010.

As a result of Ultra's financial success in Pennsylvania, the company's overall effective corporate tax rate increased from 35.5 percent to 35.9 percent. As required, Ultra revalued the company's historical deferred tax assets and liabilities to reflect this higher rate. This non-cash revaluation decreased earnings by $4.2 million, or $0.027 per diluted share. Without the effect of this non-recurring item, adjusted earnings for the quarter would have been $0.59 per diluted share. First quarter results also include an unrealized or non-cash, mark-to-market loss of $18.8 million, net of taxes, on the company's commodity derivatives. Investors rely on adjusted earnings as a better measure of financial performance because it excludes the volatility associated with unrealized commodity derivative gains and losses.

Production of natural gas and condensate increased 15 percent for the first quarter to 55.8 billion cubic feet equivalent (Bcfe), in comparison to first quarter 2010 total production of 48.5 Bcfe. Ultra Petroleum's production for the first quarter was comprised of 54.0 billion cubic feet (Bcf) of natural gas and 301.2 thousand barrels (Mbls) of condensate. During the quarter, Ultra achieved a new production milestone when the company's cumulative net production surpassed the one trillion cubic feet equivalent (Tcfe) threshold.

During the first three months of the year, Ultra Petroleum's realized natural gas price was $4.29 per thousand cubic feet (Mcf), excluding realized gains and losses on commodity derivatives. This compares to a realized natural gas price of $5.38 per Mcf in the first quarter of 2010. Including realized gains and losses on commodity derivatives, the company's average price for natural gas in the first quarter of 2011 was $5.13 per Mcf, a modest decrease compared to the first quarter 2010 realized natural gas price of $5.37 per Mcf. During the first quarter of 2011, the company's realized condensate price increased over 20 percent to $84.24 per barrel (Bbl), in comparison to $69.52 per Bbl for the same period in 2010.

Wyoming - Operational Highlights

During the first quarter 2011, Ultra Petroleum participated in drilling 59 gross (32 net) Lance wells. To date, Ultra and its partners have drilled 1,512 gross wells across the Anticline since 1999. There are more than 5,000 wells remaining to be drilled in the field. The total number of rig-days Ultra-operated rigs were active in Pinedale during the first quarter decreased to 695, compared to 749 during the same period in 2010. This metric is meaningful considering the company drilled 11 percent more operated wells in the first quarter with 7 percent fewer rig-days.

For the first quarter of 2011, Ultra and its partners brought on production 57 gross (35 net) wells. The average initial production rate for these wells was 6.8 million cubic feet (MMcf) per day.

Ultra continues to improve upon previous records set in number of days to drill. The number of days to drill an Ultra-operated well, measured by spud to total depth (TD), averaged less than 13 days during the first quarter. This record low for Ultra compares to an earlier milestone in the first quarter of 2010 of 16 days per well spud to TD, a 19 percent improvement. During the first quarter on a year-over-year basis, Ultra nearly doubled the number of wells drilled in less than 15 days, spud to TD. Furthermore, 91 percent of all operated wells drilled in the first quarter 2011 reached TD in 15 days or less. Total days per well, measured by rig-release to rig-release, decreased 16 percent to 16.5 days in the first quarter compared to 19.7 days during the prior-year period. Continued efficiencies are important to offsetting cost increases due to increased demand from service companies. Due to these sustained efficiencies, completed well costs for the first quarter 2011 averaged $4.8 million per well.

Improving Operational Efficiencies
	2007	2008	2009	2010	Q1 2010	Q1 2011
Spud to TD (days)	35	24	20	14	16	13
Rig release to rig release (days)	48	32	24	17	20	17
% wells drilled < 20 days	2%	27%	73%	95%	92%	100%
% wells drilled < 15 days	0%	1%	22%	76%	53%	91%
Well cost - pad ($MM)	$6.2	$5.5	$5.0	$4.7	$4.8	$4.8

Pennsylvania - Operational Highlights

During the first quarter, Ultra Petroleum and its partners drilled 31 gross (17 net) horizontal wells. As of March 31, 2011, Ultra and its partners have drilled 185 gross (111 net) horizontal wells since the program's inception in 2009.

Ultra and its partners initiated production from 13 gross (8 net) new horizontal Marcellus wells during the first quarter of 2011. The average initial production rate for the wells brought online was 6.5 MMcf per day. At the end of the quarter, there were 105 gross (67 net) horizontal wells producing since the program's inception in 2009.

In western Tioga County, Ultra drilled an extended lateral test to 6,700 feet during the first quarter. Subsequent to quarter-end, the Pierson 810-3H was completed with 27 frac stages and turned to sales at 10.0 MMcf per day. Similar to adjacent well estimates, preliminary results suggest the well's estimated ultimate recovery (EUR) could exceed 8.0 Bcfe, over two times the company's 3.75 Bcfe type curve for this area.

In western Lycoming County, the company brought online a 6-well pad in the first quarter with average per well initial production rates of 7.7 MMcf per day. These wells are demonstrating flatter declines and significantly stronger performance compared to Ultra's conservative 5.0 Bcfe type curve for this area.

At the end of the first quarter, Ultra's inventory of wells either waiting on completion or awaiting pipeline connection was 80 gross (44 net) wells. Ninety percent of this year's expected well startups will occur in the remaining nine months of the year with 148 gross (75 net) horizontal Marcellus wells online by the end of 2011. For the year, Ultra anticipates its total Pennsylvania production will grow 2.5 times the company's 2010 Pennsylvania annual volumes.

Capital Investment Program

Ultra Petroleum invested approximately $319.2 million during the first quarter towards the company's 2011 capital investment program, in comparison to $478.3 million during the first quarter 2010, a decrease of 33 percent.

Commodity Hedges

During the first quarter, Ultra added 2011 and 2012 natural gas hedges to underpin the strong economics of its investment portfolio. The total production hedged for the remainder of 2011 is currently 147.5 Bcf at a weighted-average price of $5.19 per million British thermal units (MMbtu). The remaining commodity hedges represent over 75 percent of the remainder of the company's 2011 forecasted natural gas production. In addition, the company has 109.8 Bcf hedged for 2012 at a weighted average price of $5.03 per MMbtu.

Ultra Petroleum has the following hedge positions in place to mitigate its commodity price exposure. The average price is at the specific reference point. Amounts on a Bcf basis may not total due to rounding.

		NW Rockies	North East	NYMEX	Total
Q2 2011	Volume (Bcf)	15.5	17.8	18.8	52.1
	$/MMbtu	$ 5.08	$ 5.81	$ 4.58	$ 5.15
	$/Mcf	$ 5.41	$ 6.19	$ 4.88	$ 5.48
Q3 2011	Volume (Bcf)	15.6	17.9	21.2	54.7
	$/MMbtu	$ 5.08	$ 5.81	$ 4.58	$ 5.13
	$/Mcf	$ 5.41	$ 6.19	$ 4.88	$ 5.46
Q4 2011	Volume (Bcf)	15.6	17.9	7.1	40.7
	$/MMbtu	$ 5.08	$ 5.81	$ 4.58	$ 5.31
	$/Mcf	$ 5.41	$ 6.19	$ 4.88	$ 5.66
Balance 2011	Volume (Bcf)	46.8	53.6	47.1	147.5
	$/MMbtu	$ 5.08	$ 5.81	$ 4.58	$ 5.19
	$/Mcf	$ 5.41	$ 6.19	$ 4.88	$ 5.52
Total 2012	Volume (Bcf)	-	-	109.8	109.8
	$/MMbtu	$ -	$ -	$ 5.03	$ 5.03
	$/Mcf	$ -	$ -	$ 5.35	$ 5.35

Natural Gas Marketing Update

The table below provides a historical, current, and future perspective on average basis differentials, expressed as a percentage of Henry Hub, for Wyoming gas (NW Rockies) and premium markets in the Northeast (Dominion South).

Basis Differential as a Percentage (%) of Henry Hub
	NW Rockies	Dominion South
Historical Average Basis Differential (2006 - 2009)	71	105
Historical Average Basis Differential (2010 - May 2011)	92	105
Current Average Basis Differential (Balance 2011)	94	102
Future Average Basis Differential (2012 - 2013)	94	101

As seen above, Rockies pricing continues to strengthen on a relative basis. The decrease in overall Rockies natural gas production year-over-year is occurring with an increase of an estimated 2.2 Bcf per day of additional pipeline capacity out of the Rockies.

"With the completion of new pipeline projects in 2011, Ultra's Wyoming gas production will enjoy unprecedented access to gas markets across the United States. Post pipeline completions, excess takeaway capacity will approach four Bcf per day in the Rockies, which should further reduce the discount to Henry Hub pricing," Watford added.

2011 Natural Gas Price Realizations
	Q1 2011	Q1 2010
NYMEX ($/MMbtu)	$4.11	$5.30
Ultra's realized gas price* ($/Mcf)	$5.13	$5.37
Ultra's % of NYMEX realized	125%	101%
* realized prices include the impact of financial hedging

Financial Strength

Ultra Petroleum's financial discipline is evidenced in part by the company's strong balance sheet. Ultra exited the quarter with 95 percent of its outstanding debt composed of long-term, fixed-rate debt with an average remaining term of approximately 9.0 years and a weighted-average coupon rate of 5.6 percent. The company had $88.0 million of its $500.0 million bank facility outstanding and approximately $23.0 million of cash available on March 31, 2011.

Second Quarter and Full-Year 2011 Production Guidance

Ultra Petroleum is reaffirming its annual natural gas and condensate production guidance for 2011 of 245 to 255 Bcfe. Production for 2011 is a 15 to 19 percent increase over 2010's record annual production of 213.6 Bcfe.

	1st Quarter (A)	2nd Quarter (E)	Full-Year 2011(E)
2011 Total Production (Bcfe)	55.8	59.5 - 61.5	245 - 255

Second Quarter 2011 Price Realizations and Differentials Guidance

In the second quarter of 2011, the company's realized natural gas price is expected to average 4 to 6 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

Second Quarter 2011 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the second quarter of 2011 assuming a $4.35 per MMbtu Henry Hub natural gas price and a $110.65 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q2 2011
Lease operating expenses	$ 0.22 - 0.24
Production taxes	$ 0.42 - 0.44
Gathering fees	$ 0.23 - 0.25
Transportation charges	$ 0.28 - 0.30
Depletion and depreciation	$1.33 - 1.35
General and administrative – total	$ 0.12 - 0.13
Interest and debt expense	$ 0.26 - 0.28
Total costs per Mcfe	$2.86 - 2.99

2011 Annual Income Tax Guidance

For the year, Ultra projects a 35.9 percent effective tax rate (based on adjusted net income) with approximately 2 to 3 percent of that amount expected to be currently payable.

Subsequent to Quarter-End

Ultra Petroleum awarded the "Best in Class" incentive compensation to its employees.

The three year program, January 1, 2008 to December 31, 2010, was created to reward all Ultra Petroleum employees for excellence as measured by two performance metrics - All Sources Finding and Development Cost and Full Cycle Economics. The initial award for each Ultra Petroleum employee on January 1, 2008, was $60,000 of Ultra Petroleum stock.

2011 Annual Shareholders' Meeting

Ultra Petroleum's 2011 Annual Shareholders' Meeting will be held Wednesday, May 25, 2011 at 10:00 a.m. Mountain Daylight Time.

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All shareholders are invited to attend the meeting. Shareholders are asked to sign and return their voting information form mailed with the Notice of Meeting and 10-K to ensure representation.

Conference Call Webcast Scheduled for May 6, 2011

Ultra Petroleum's first quarter 2011 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Friday, May 6, 2011. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through August 9, 2011.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statement of Income (unaudited)
All amounts expressed in US$000's
	For the Quarter Ended
	March 31,
	2011	2010
Volumes
Natural gas (Mcf)	54,029,044	46,568,489
Oil liquids (Bbls)	301,224	321,874
Mcfe - Total	55,836,388	48,499,733

Revenues
Natural gas sales	$231,916	$250,747
Oil sales	25,374	22,377
Total operating revenues	257,290	273,124

Expenses
Lease operating expenses	12,357	10,324
Production taxes	23,273	28,407
Gathering fees	13,007	11,955
Total lease operating costs	48,637	50,686

Transportation charges	16,159	15,905
Depletion and depreciation	73,759	51,267
General and administrative	3,989	3,621
Stock compensation	3,122	2,781
Total operating expenses	145,666	124,260

Other income, net	20	151
Interest and debt expense, net	(14,590)	(11,718)
Realized gain (loss) on commodity derivatives	45,040	(669)
Unrealized (loss) gain on commodity derivatives	(29,405)	182,020
Income before income taxes	112,689	318,648

Income tax provision - current	2,639	1,805
Income tax provision - deferred	41,330	114,467

Net income	$68,720	$202,376

Unrealized loss (gain) on commodity derivatives, net of tax	18,849	(117,403)
Adjusted net income (2)	$87,569	$84,973

Operating cash flow (1)	$216,336	$188,871
(see non-GAAP reconciliation) (1)

Weighted average shares (000's)
Basic	152,597	152,073
Fully diluted	154,456	154,366

Earnings per share
Net income - basic	$0.45	$1.33
Net income - fully diluted	$0.44	$1.31

Adjusted earnings per share (2)
Adjusted net income - basic	$0.57	$0.56
Adjusted net income - fully diluted	$0.57	$0.55

Realized Prices
Natural gas (Mcf), including realized gain (loss) on commodity derivatives	$5.13	$5.37
Natural gas (Mcf), excluding realized gain (loss) on commodity derivatives	$4.29	$5.38
Oil liquids (Bbls)	$84.24	$69.52

Costs Per Mcfe
Lease operating expenses	$0.22	$0.21
Production taxes	$0.42	$0.59
Gathering fees	$0.23	$0.25
Transportation charges	$0.29	$0.33
Depletion and depreciation	$1.32	$1.06
General and administrative - total	$0.13	$0.13
Interest and debt expense	$0.26	$0.24
	$2.87	$2.80

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (3)	29%	31%
Adjusted Operating Cash Flow Margin (4)	72%	69%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	March 31,	December 31,
	2011	2010
	(Unaudited)
Cash and cash equivalents	$22,892	$70,834
Long-term debt
Bank indebtedness	88,000	-
Senior notes	1,560,000	1,560,000
	$1,648,000	$1,560,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Quarter Ended
	March 31,
	2011	2010
Net cash provided by operating activities	$184,622	$168,678
Net changes in operating assets and liabilities and other non-cash items*	31,714	20,193
Net cash provided by operating activities before changes in operating assets and liabilities	$216,336	$188,871

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming - the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". The company had 152,930,455 shares outstanding on April 30, 2011.

This release can be found at http://www.ultrapetroleum.com

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in our filings with the SEC, particularly in the section entitled "Risk Factors" included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended March 31, 2011.

CONTACT: Kelly L. Whitley, Director Investor Relations, +1-281-876-0120, Extension 302, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Investor Relations Analyst, +1-281-876-0120, Extension 304, jdanvers@ultrapetroleum.com, both of Ultra Petroleum Corp.